FOR IMMEDIATE RELEASE

IsoRay, Inc. reports Third QUARTER RESULTS

28% Increase in Third Quarter Revenues Over Second Quarter

RICHLAND, Washington (May 15, 2013) – IsoRay, Inc. (AMEX: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications for brain cancer, lung cancer, head and neck cancer, prostate cancer and gynecologic (“gyn”) cancer, announced its financial results for the quarter and nine months ended March 31, 2013.

In the current quarter ended March 31, 2013, IsoRay’s prostate treatment revenues increased approximately 20% over prostate revenues in the quarter ended December 31, 2012, with several new facilities choosing IsoRay's Cesium-131 (Cs-131) brachytherapy despite the continued national market weakness for all prostate treatment modalities caused by a report published by the U.S. Preventive Services Task Force recommending against routine PSA screening, which has resulted in men avoiding the test or electing the option of “watchful waiting” if cancer is found. Both approaches leave men at risk of having more advanced disease at the time of diagnosis and perhaps not fully utilizing proven cost effective treatments such as brachytherapy utilizing Cesium 131, which has 98% effectiveness at the five year mark.

IsoRay’s strategic focus is on using its unique isotope Cs-131 to attack cancers in the prostate and other body sites, such as brain cancer, head and neck cancer, lung cancer and gyn cancers, while providing patients with a better quality of life than many competing treatments. Isoray and Cesium-131 were with the subject of multiple favorable presentations and posters by leading institutions during the Annual Meeting of the American Brachytherapy Society (ABS) held last month. University of Pittsburgh Medical Center (UPMC) showed its 5 year data with a high range of 97% freedom from biochemical failure. In addition, York Cancer Center showed its prostate patients returned to base line within 90 days, far faster than any other isotope. MD Anderson presented what IsoRay management believes is the first of several papers showing a comparison of Cesium to Iodine and Palladium, showing Cesium as a favorable isotope for intermediate prostate cancer.

IsoRay also attended the American Association for Thoracic Surgery (AATS) convention for the first time, making contact with a number of national and international surgeons. This group will be instrumental for the market acceptance of IsoRay's lung mesh product. The lung mesh product is being studied by Dr. Parashar at Cornell Medical Center, who will be giving an oral presentation on the study results to the American Society for Radiation Oncology (ASTRO) in September.

IsoRay is pleased to report a 28% increase in quarterly revenues overall from the quarter ended December 31, 2012 to the quarter ended March 31, 2013. Prostate revenues increased by 20% and non prostate revenues increased 83% from the quarter ended December 31, 2012 to the quarter ended March 31, 2013.

Several multi-institutional studies are being finalized and expected to be launched following institutional review board (IRB) approval. If these studies are completed with successful results as with IsoRay's prior studies, then management expects Cesium (Cs-131) will rise to a status of standard of care for primary as well as recurrent cancers.

IsoRay Chairman and CEO Dwight Babcock commented, “Only now are the studies we initiated 2-3 years ago being published in abstract form and in journals showing the success of Cs-131 in fighting deadly brain, head and neck, lung and gyn cancers. We are very optimistic about the growth in adoption of our growing array of new products and look to the international market to contribute in the coming quarter as some foreign institutions have now received their amended licenses. Physicians and institutions throughout the US are reporting outstanding results in the use of our Cs-131 seeds for brain cancer, head and neck cancer, prostate cancer and lung cancers. Given this growing acceptance and interest, we remain committed to our strategic sales and market objectives, which we believe will contribute to long term growth."

The Company's continued investment in research and development focusing on Cs-131 efficacy for various cancers located throughout the body is expected to have a direct impact on its overall revenue growth with an expanding array of non-prostate cancer treatments. The increase in the size, quality and reorganization of the sales organization has created the means to contact more facilities than ever before with the Company’s new and novel treatment alternatives.

IsoRay, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Nine months ended
	March 31,		March 31,
	2013	2012	2013	2012

Product sales	$1,251,478	$1,317,371	$3,283,167	$3,759,443
Cost of product sales	1,065,574	1,113,151	3,276,314	3,289,982

Gross profit	185,904	204,220	6,853	469,461

Operating expenses:
Research and development expenses	155,137	132,237	445,785	573,212
Research and development reimbursement	-	-	-	(50,000)
Sales and marketing expenses	290,812	259,010	928,962	877,549
General and administrative expenses	564,075	575,832	1,678,487	1,726,017

Total operating expenses	1,010,024	967,079	3,053,234	3,126,778

Operating loss	(824,120)	(762,859)	(3,046,381)	(2,657,317)

Non-operating income (expense):
Interest income	83	144	355	599
Change in fair value of warrant derivative liability	109,000	213,095	183,000	379,095
Financing and interest expense	-	(3,266)	(6)	(6,323)

Non-operating income / (expense), net	109,083	209,973	183,349	373,371

Net loss	(715,037)	(552,886)	(2,863,032)	(2,283,946)
Preferred stock dividends	(2,658)	(2,658)	(7,974)	(7,974)

Net loss applicable to common shareholders	$(717,695)	$(555,544)	$(2,871,006)	$(2,291,920)

Basic and diluted loss per share	$(0.02)	$(0.02)	$(0.08)	$(0.08)

Weighted average shares used in computing net loss per share:
Basic and diluted	34,611,517	29,316,306	34,359,567	28,128,125

###

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc. is the sole producer of Cesium-131 brachytherapy seeds, which is expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of GliaSite® and Cesium-131 by visiting www.isoray.com. Join us on Facebook/Isoray. Follow us on Twitter@Isoray.

Contact:

Worldwide Financial

(954) 360-9998

Info2wwfinancial.com

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed, future demand for IsoRay's existing and planned products, whether revenue and other financial metrics will improve in future periods, whether IsoRay will be able to continue to expand its base beyond prostate cancer, whether IsoRay will be able to generate sales in the U.S. and internationally, whether additional studies will be published with favorable outcomes from treatment with Cesium-131, whether IsoRay's sales and marketing and research and development efforts will contribute to growth, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and proposed future products, IsoRay's ability to reduce or maintain expenses while increasing sales, whether later studies and protocols support the findings of the initial studies, success of future research and development activities, patient results achieved when Cesium-131 is used for the treatment of cancers and malignant diseases beyond prostate cancer, IsoRay's ability to successfully manufacture, market and sell its products, whether institutions will receive all required state, federal and foreign regulatory approvals and licenses to use IsoRay’s products, IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our products, and other risks detailed from time to time in IsoRay's reports filed with the SEC.